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EXHIBIT 1.2


                                     ANNEX B
                                     -------

                                SUMMARY OF TERMS
                                       FOR
                                 DEBT FINANCING


THE BORROWER                        uWink, Inc. (the "Company")

THE LENDER                          Mellon HBV Alternative Strategies LLC and/or
                                    its affiliates and assigns ("Mellon HBV")

REVOLVING CREDIT FACILITY           $4,000,000 revolving credit facility,
                                    $2,000,000 of which shall be drawn at
                                    closing (the "Initial Draw").

INTEREST RATE                       LIBOR plus 600 basis points calculated on
                                    the basis of actual number of days elapsed in a 360 day year.

FACILITY FEE                        A Facility Fee of $80,000 shall be payable
                                    at closing.

USE OF PROCEEDS                     The Initial Draw shall be used to fund a
                                    portion of the final acquisition price of substantially all of the assets of Sega
                                    Gameworks LLC (the "Target Assets"). All other amounts available under the Revolving
                                    Credit Facility shall be used for working capital and other corporate purposes.

MATURITY The Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable on the date that is three years after the closing.

COLLATERAL                          The Revolving Credit Facility will be
                                    secured by a first priority, perfected
                                    security interest in all existing and
                                    after-acquired tangible and intangible
                                    property of the Company, including, without limitation, the following: (i) all equipment, motor vehicles, furniture and fixtures, general intangibles (including all patents, trademarks, copyrights and other intellectual property), contracts, inventory, accounts receivable, deposit accounts, investment property, investment securities, intercompany notes, financial assets, (ii) the equity interests of each existing and future subsidiary of the Company, (iii) all existing and after-acquired interests in real property of the Company and its subsidiaries, (iv) the Target Assets, and (v) the proceeds of each of the foregoing. A negative pledge will apply to all assets, subject to agreed upon exceptions.

COMMITMENT REDUCTION                Upon three business days' prior written
                                    notice, the unutilized portion of the
                                    commitment under the Revolving Credit
                                    Facility may be irrevocably canceled by the Company in whole or in part.

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CONDITIONS PRECEDENT                The closing will be subject to satisfaction
TO CLOSING; CONDITIONS              of usual and customary conditions precedent,
PRECEDENT TO                        including, but not limited to, the
ADDITIONAL DRAWS                    following: (i) the negotiation, execution
                                    and delivery of the Credit Agreement and the other definitive documentation (including satisfactory legal opinions and other customary closing documents) for the
                                    Revolving Credit Facility satisfactory to
                                    Mellon HBV; (ii) the completion of Mellon
                                    HBV's business and legal due diligence
                                    review of the Company and the acquisition of the Target Assets to its satisfaction; (iii) the non-occurrence of any material adverse change in the business or prospects of the Company; (iv) the obtaining of all requisite consents, approvals and waivers; (v) a favorable legal opinion of counsel to the Company; and (vi) simultaneous consummation of the acquisition of the Target Assets for a total consideration of no more than $10,000,000.

                                    Additional draws will be subject to
                                    satisfaction of usual and customary
                                    conditions precedent, including, but not limited to, the following: (i) all representations and warranties in the Credit Agreement are true and correct in all material respects as of the date of each draw, and (ii) no default or event of default under the Credit Agreement has occurred and is continuing or would result from such draw.

REPRESENTATIONS AND                 The representations and warranties to be
WARRANTIES                          contained in the definitive documents
                                    related to the Revolving Credit Facility shall be usual and customary.

NON-FINANCIAL COVENANTS             The non-financial covenants shall be usual
                                    and customary. These covenants will include:
                                    (i) delivery of financial statements,
                                    relevant regulatory and/or SEC filings,
                                    compliance certificates and notices of
                                    default, material litigation, material
                                    governmental and environmental proceedings;
                                    (ii) corporate existence and compliance with laws; (iii) payment of taxes; (iv) maintenance of insurance; (v) limitation on mergers and sales of assets; (vi) keeping of books; (vii) visitation rights; and (viii) maintenance of, or causing to be in full force and effect, any governmental authorization or approval necessary in connection with the operation by the Company of its business. The Company shall not be obligated to deliver financial statements or SEC filings to the Lender if such financial statements or SEC filings are available through the Edgar system.


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FINANCIAL                           The financial covenants shall be usual and
COVENANTS                           customary and shall be mutually acceptable
                                    to Mellon HBV and the Company.

EVENTS OF DEFAULT                   The events of default shall be usual and
                                    customary and shall include the following
                                    (subject to usual and customary grace, cure and notice periods and materiality thresholds): (i) nonpayment of principal, interest, fees or other amounts, (ii) violation of covenants, (iii) inaccuracy of representations and warranties, (iv) cross-default to other debt, (v) bankruptcy and other insolvency events, (vi) unpaid or unstayed judgments in excess of $100,000,
                                    (vii) pension and benefits matters, (viii) invalidity of any loan documentation or any lien provided on the Collateral, and (ix) and change of control.

ASSIGNMENTS                         Mellon HBV will be permitted to make
                                    assignments in acceptable minimum amounts to eligible financial institutions approved by the Company, which approvals shall not be unreasonably withheld or delayed.

GOVERNING LAW                       New York


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